Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lori M. Milovich Director, Public & Investor Relations GameStop Corp. (817) 424-2130	David W. Carlson Executive Vice President & Chief Financial Officer GameStop Corp. (817) 424-2130

GameStop Corp. Sales Increase 16%

Video Game Software Increases 21%

GameStop Opens 103 New Stores in First Quarter

Grapevine, TX (May 18, 2004) – GameStop Corp. (NYSE: GME), the nation’s largest video game and entertainment software specialty retailer, today reported a 27% increase in net earnings, before a one-time charge (a 1% increase after the one-time charge), after posting record sales for the first quarter ended May 1, 2004.

GameStop sales increased 16% to $371.7 million in the first quarter of 2004, compared with $321.7 million in the prior year quarter. Video game software sales were very strong and grew by 21%, led by such key titles as Ninja Gaiden from Tecmo, Inc.; Fight Night 2004 and MVP Baseball 2004 from Electronic Arts, Inc.; Final Fantasy XI Online from Sony Computer Entertainment of America and Square Enix Co., Ltd.; and Pokemon Colosseum from Nintendo of America, Inc., as well as an exceptional performance from used video games. Comparable store sales declined 1.8% during the quarter due to weaker than anticipated video game hardware sales. However, sales performance in stores opened over the last 15 months, including 103 stores opened during this quarter, exceeded expectations and were a significant contributor to the overall sales growth of 16%.

Net earnings for the first quarter were $6.7 million, or $0.11 per diluted share, increasing 1% from the prior year quarter, including an after-tax charge of $1.7 million, or $0.03 per diluted share, attributable to a provision for a proposed California labor litigation settlement and related legal costs. Excluding this after-tax charge, which management views as non-recurring, first quarter earnings were

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$8.4 million, or $0.14 per diluted share, increasing 27% from the prior year quarter, when net earnings were $6.6 million, or $0.11 per diluted share.

R. Richard Fontaine, Chairman & Chief Executive Officer, commented, “GameStop’s first quarter earnings were at the high end of our previously released guidance, excluding the one-time charge, making this the most profitable first quarter ever for GameStop. Our first quarter was a re-verification that our business model is a consistent earnings driver, even during what could be called only a slightly above average quarter for new title releases and a marginally disappointing quarter for hardware sales. Gross margin rates continued to improve and were very strong in the first quarter. Our 1.9% gross margin rate improvement was primarily due to a more favorable sales mix, driven in part by a revised merchandising presentation in our stores, an ever increasing store mix of more productive strip centers versus malls, and a reduction in low margin hardware sales compared to last year.”

Fontaine continued, “We opened 103 stores during the quarter, an all-time high for GameStop in any quarter. The new stores continue to perform above expectations, even as we test new markets, concentrate more stores into existing markets, and test a wider variety of store sizes and merchandising configurations. We continue to improve the evaluation and analysis of site selection, and we are confident that we will open the high end of the 300 to 330 stores that we previously forecasted. As we move into the second quarter, we are confident that the recent announcement of a price drop on Sony’s PlayStation 2 to $149.99, which we expected, will solidly support an absolute increase in hardware sales for the quarter and will generate new buyers for the lineup of second quarter titles. In addition, we have continued confidence in our full year forecast due to the excitement generated by the strong second half title line-up announced during last week’s Electronics Entertainment Exposition (E3) convention. The titles are strong for every platform, and with the likely introduction of Nintendo’s Dual Screen portable unit in the fall, we have another technological and creative piece of hardware supported by a strong franchise.”

The recently announced price reductions in hardware, coupled with our forecast for continued strong software growth of 20% or more, should result in our earnings per diluted share for the second quarter ranging from $0.12 to $0.13, with corresponding comparable store sales of -1.0% to -3.0%. In addition, the software titles recently announced for the Fall season continue to reinforce our forecast of full-year earnings of between $1.20 and $1.24 per diluted share, excluding the one-time charge.

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A conference call with GameStop Corp.’s management will be simulcast on the Web at http://www.gamestop.com/investor-relations/) beginning at 11:00 AM ET on May 18, 2004, and will be accessible at (http://www.gamestop.com/investor-relations/), where it will be archived until June 2, 2004.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME) is the nation’s largest video game and entertainment software specialty retailer, based on the number of U.S. stores and U.S. revenues. The company operates 1,603 retail stores throughout 49 states, the District of Columbia, Puerto Rico and Ireland, primarily under the GameStop® brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer® magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry’s largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

Barnes and Noble, Inc. (NYSE: BKS), the world’s largest bookseller, has approximately a 65 percent interest in GameStop. General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations/

SAFE HARBOR
 This press release (including the attached schedules) contains “forward-looking statements.” GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company’s

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products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, possible disruptions or delays in successfully transferring the company’s headquarters and distribution center to a new facility during 2004 and 2005, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. In addition, the video game industry has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Please refer to the company’s reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	May 1, 2004	May 3, 2003
Sales	$371,736	$321,741
Cost of sales	266,196	236,300

Gross profit	105,540	85,441
Selling, general and administrative expenses	86,626	68,535
Depreciation and amortization	8,144	6,217

Operating earnings	10,770	10,689
Interest expense (income), net	(153)	(379)

Earnings before income tax expense	10,923	11,068
Income tax expense	4,245	4,457

Net earnings	$6,678	$6,611

Net earnings per common share:
Basic	$0.12	$0.12
Diluted	$0.11	$0.11
Weighted average common shares outstanding:
Basic	56,990	57,083
Diluted	60,130	60,236
Percentage of sales:
Sales	100.0%	100.0%
Cost of sales	71.6%	73.5%

Gross profit	28.4%	26.5%
SG&A expenses	23.3%	21.3%
Depreciation and amortization	2.2%	1.9%

Operating earnings	2.9%	3.3%
Interest expense (income), net	(0.0%)	(0.1%)

Earnings before income tax expense	2.9%	3.4%
Income tax expense	1.1%	1.3%

Net earnings	1.8%	2.1%

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GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	May 1, 2004	May 3, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$167,093	$174,477
Receivables, net	6,101	5,195
Merchandise inventories	194,566	156,194
Prepaid expenses and other current assets	13,379	10,508
Prepaid taxes	9,310	—
Deferred taxes	7,661	6,034

Total current assets	398,110	352,408

Property and equipment:
Land	2,000	—
Buildings and leasehold improvements	71,320	43,513
Fixtures and equipment	138,486	92,087

	211,806	135,600
Less accumulated depreciation and amortization	91,961	62,272

Net property and equipment	119,845	73,328

Goodwill, net	320,826	317,957
Other noncurrent assets	1,277	1,128

Total assets	$840,058	$744,821

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$134,084	$112,186
Accrued liabilities	78,467	68,498

Total current liabilities	212,551	180,684
Deferred taxes	17,625	5,591
Other long-term liabilities	3,269	2,954

Total liabilities	233,445	189,229

Stockholders’ equity:
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	—
Class A common stock — $.001 par value; authorized 300,000 shares; 23,469 and 21,102 shares issued, respectively	23	21
Class B common stock — $.001 par value; authorized 100,000 shares; 36,009 shares issued and outstanding	36	36
Additional paid-in-capital	516,676	494,346
Accumulated other comprehensive income	119	—
Retained earnings	124,765	61,231
Treasury stock, at cost, 2,304 and 4 shares, respectively	(35,006)	(42)

Total stockholders’ equity	606,613	555,592

Total liabilities and stockholders’ equity	$840,058	$744,821

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Schedule I
GameStop Corp.
Retail Sales Mix

	13 weeks	13 weeks
	Ended	ended
	May 1, 2004	May 3, 2003
Video Game Hardware	15%	16%
Video Game Software	65%	62%
Video Game Accessories	13%	12%
PC Software	5%	6%
PC Accessories and Other	2%	4%

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Schedule II
GameStop Corp.

Reconciliation of Litigation Settlement Charge
(in thousands, except per share data)

	13 weeks	Percentage
	ended	Of
	May 1, 2004	Sales
Selling, general and administrative expenses	$86,626	23.3%
Less: Litigation settlement charge	2,750	(0.7%)

Selling, general and administrative expenses excluding litigation settlement charge	$83,876	22.6%

Operating earnings	$10,770	2.9%
Add: Litigation settlement charge	2,750	0.7%

Operating earnings excluding litigation settlement charge	$13,520	3.6%

Net earnings	$6,678	1.8%
Add: After–tax litigation settlement charge	1,708	0.5%

Net earnings excluding litigation settlement charge	$8,386	2.3%

Net earnings per common share — diluted	$0.11
Add: After–tax litigation settlement charge per common share – diluted	$0.03

Net earnings excluding litigation settlement charge per common share – diluted	$0.14